Exhibit 99.1

Reed’s, Inc. Announces Second Quarter 2020 Financial Results

Net sales increased 14%

Gross Margin increased 350 basis points

Maintains fiscal 2020 outlook

NORWALK, CT, August 10, 2020 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal second quarter ended June 30, 2020.

Highlights for the Second Quarter of 2020

●	Net sales increased 14% to $10.9 million in the second quarter compared to $9.5 million in the prior year. The increase compared to the prior year reflects increased sales of both the Reed’s® and Virgil’s® brands, including impact from recent launches of new product innovation.
●	Core brand gross sales increased 14% versus prior year period primarily driven by strong 19% volume growth of the Reed’s® brand;
●	Gross profit increased 31% to $3.0 million compared to $2.3 million in the prior year period. Gross margin increased 350 basis points to 27.5%;
●	Operating loss narrowed to $1.4 million compared to $4.1 million in the second quarter of 2019;
●	Net loss improved to $1.8 million, or $0.03 per share, compared to $4.5 million, or $0.13 per share, in the prior year period; and
●	Non-GAAP Modified EBITDA loss improved to $1.4 million in the second quarter of 2020 compared to a Modified EBITDA loss of $3.4 million in the prior year.

Management Commentary

“We are pleased with our results in the second quarter driving 14% net sales growth, further building on momentum from the beginning of the year despite the inherent operating challenges we continue to face from the COVID-19 global pandemic. We saw strong demand and growth of our core brand products increasing 14% in the second quarter as a result of increased demand of all SKUs as well as positive impact from new product launches. We continue to see a positive response to our Reed’s® Real Ginger Ale™, Reed’s® Extra Zero Sugar, and Reed’s® Wellness Ginger Shots as well as an encouraging initial response to our new Ultimate Ready-to-Drink Mule With A Real Ginger Kick, which launched late in the quarter. COVID-19 has impacted the pace of new distribution for new products as retailers have delayed resets as they focus on keeping up with increased demand and we expect to be in a position to fulfill our new product distribution opportunities as the retail environment normalizes.” stated Norman E. Snyder, Chief Executive Officer of Reed’s, Inc. “Our efforts to build out our supply chain and co-packer network was a vital aspect of our success during the second quarter as the entire industry is facing increased demand for supplies with a reduced work force as a result of social distancing measures impacting capacity across the industry. Further, supply of cans and bottles, and some ingredients, has tightened given these industry dynamics impacting the pace of our gross margin expansion. However, we continued to thrive in the challenging environment. Additionally, we worked hard this quarter to moderate spending as we navigated these unchartered waters of the pandemic, improving our cash flow profile and improving financial flexibility. We remain confident with our brands and are so proud of the Reed’s team and our partners who are working diligently to make sure we can deliver on the significant opportunity ahead of us despite the challenges of operating during COVID-19.”

Financial Overview for the Second Quarter of 2020 Compared to the Second Quarter of 2019

During the second quarter of 2020, net sales increased 14% to $10.9 million compared with $9.5 million in the prior year. Core brand gross sales increased 14% compared to the same period in 2019, driven by 19% volume growth of the Reed’s® brand, with growth across all products and building contribution from recent launches of new product innovation.

Gross profit during the second quarter of 2020 increased 31% to $3.0 million compared to the same period in 2019. The increase in gross profit reflects increased revenue during the quarter driven by strong volume growth of the Reed’s® brand. Gross margin increased 350 basis points to 27.5% from 24.0% in the prior year period.

Delivery and handling costs increased 3% to $1.5 million during the second quarter of 2020 compared to the same period in 2019. As a percentage of net sales, delivery and handling costs decreased 150 basis points compared to the prior year, reflecting improved logistical staging of inventory partially offset by elevated costs due to market forces impacted by COVID-19.

Selling and marketing costs decreased 50% to $1.6 million during the second quarter of 2020. As a percentage of net sales, selling and marketing costs decreased to 14.6% from 33.7% in the prior year period. The decrease was primarily a result of programs offered in the second quarter of 2019 that were not implemented in the second quarter of 2020.

General and administrative expenses (G&A) decreased 23% to $1.3 million during the second quarter of 2020 compared to $1.7 million in the prior year period. The decrease in general and administrative expenses compared to the prior year period was primarily related to reduced non-cash stock-based compensation including the impact of the exit of the Los Angeles facility and reduction of temporary staff.

Operating loss during the second quarter of 2020 narrowed to $1.4 million from $4.1 million in the prior year period.

Interest expense of $0.3 million during the second quarter of 2020 was consistent with the second quarter of 2019.

Net loss during the second quarter of 2020 was $1.8 million, or $0.03 per share, compared to $4.5 million, or $0.13 per share in the second quarter of 2019.

Modified EBITDA loss was $1.4 million in the second quarter of 2020 compared to a loss of $3.4 million in the second quarter of 2019.

Liquidity and Cash Flow

During the second three months of 2020, the Company used $5.0 million of cash in operating activities compared to $11.5 million of cash used in operating activities in the prior year period. The decrease in cash used in operating activities during the second quarter of 2020 relates primarily to a lower net loss and reduced spending in the quarter. As of June 30, 2020, the Company had $6.7 million of available borrowing capacity on its revolving line of credit.

Full Year 2020 Guidance

The Company is maintaining its fiscal 2020 outlook. The Company continues to expect to generate core brand growth of approximately 10% and continues to anticipate a gross margin of 32% or greater for the full year 2020. The primary risk to gross margin guidance is the level of ingredient, packaging and production costs, which are difficult to forecast given the impact to industry-wide costs as a result of COVID-19. Fiscal 2020 guidance reflects year-to-date business trends, including the ongoing operating environment related to COVID-19. The COVID-19 pandemic and its related impacts create many incremental potential business risks, including potential impacts to the Company’s ability to access raw materials, production, transportation and/or other logistics needs, as well as potential inflation related to all aspects of supply chain and logistics, which cannot be reasonably estimated and are not factored into current fiscal 2020 guidance.

Second Quarter 2020 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, August 10, 2020 to discuss its second quarter 2020 results. This conference call can be accessed via a link on Reed’s investor website at http://investor.reedsinc.com/ under the “Events & Presentations” section or directly at http://public.viavid.com/index.php?id=140757. To listen to the live call over the Internet, please go to Reed’s website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, 1-(877) 425-9470 (U.S.); or 1-(201) 389-0878 (International). Please dial in at least fifteen minutes before the start of the conference call due to increased demand for conference calls.

A replay of the webcast will be archived on the Company’s website at http://investor.reedsinc.com under the “Events & Presentations” section for approximately 90 days.

About Reed’s, Inc.

Established in 1989, Reed’s® is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s® is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 35,000 retail doors nationwide. Reed’s® Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s® line of great tasting, bold flavored craft sodas.

For more information about Reed’s®, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s® on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s® please visit Virgil’s® website at: http://www.virgils.com. Follow Virgil’s® on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2020 and 2019

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Sales	$10,853	$9,480	$20,376	$17,929
Cost of goods sold	7,865	7,207	14,518	13,152
Gross profit	2,988	2,273	5,858	4,777

Operating expenses:
Delivery and handling expense	1,480	1,436	2,743	2,466
Selling and marketing expense	1,585	3,194	3,510	5,208
General and administrative expense	1,348	1,749	3,295	4,120
Gain on sale of assets	9	-	(6)	(30)
Total operating expenses	4,422	6,379	9,542	11,764

Loss from operations	(1,434)	(4,106)	(3,684)	(6,987)

Interest expense	(303)	(294)	(639)	(629)
Change in fair value of warrant liability	(13)	(60)	(7)	(108)

Net loss	(1,750)	(4,460)	(4,330)	(7,724)

Dividends on Series A Convertible Preferred Stock	(5)	(5)	(5)	(5)

Net Loss Attributable to Common Stockholders	$(1,755)	$(4,465)	$(4,335)	$(7,729)

Loss per share – basic and diluted	$(0.03)	$(0.13)	$(0.08)	$(0.25)

Weighted average number of shares outstanding – basic and diluted	59,514,620	33,666,664	53,554,913	31,397,760

REED’S INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash	$1,112	$913
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $259 and $375, respectively	5,295	2,099
Receivable from related party	230	356
Inventory, net of reserve for obsolescence of $437 and $646, respectively	8,411	10,508
Prepaid expenses and other current assets	939	420
Total current assets	15,987	14,296

Property and equipment, net of accumulated depreciation of $501 and $482, respectively	1,023	1,053
Equipment held for sale, net of impairment reserves of $96 and $96, respectively	67	67
Intangible assets	590	576
Total assets	$17,667	$15,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,129	$5,539
Accrued expenses	555	646
Revolving line of credit	2,638	3,177
Current portion of note payable	342	-
Convertible note to a related party	4,977	-
Current portion of leases payable	89	49
Total current liabilities	13,730	9,411

Leases payable, less current portion	628	737
Convertible note to a related party	-	4,689
Note payable	428	-
Warrant liability	15	8
Total liabilities	14,801	14,845

Stockholders’ equity:
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 100,000,000 and 100,000,000 shares authorized, respectively; 62,928,540 and 47,595,206 shares issued and outstanding, respectively	6	5
Common stock issuable, 350,000 shares at June 30, 2020	285	-
Additional paid in capital	83,364	77,596
Accumulated deficit	(80,883)	(76,548)
Total stockholders’ equity	2,866	1,147
Total liabilities and stockholders’ equity	$17,667	$15,992

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Six months Ended June 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net loss	$(4,330)	$(7,724)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24	25
(Gain)/loss on sale of property & equipment	-	(30)
(Gain)/loss on termination of leases	(6)	7
Amortization of debt discount	193	150
Amortization of right of use assets	62	45
Fair value of vested options	459	854
Fair value of vested restricted shares granted to officers	285	-
Common stock issued for services	-	375
Decrease in allowance for doubtful accounts	(116)	(189)
Decrease (increase) in inventory reserve	(209)	205
Change in fair value of warrant liability	7	108
Accrual of interest on convertible note to a related party	288	256
Lease liability	(13)	(10)
Changes in operating assets and liabilities:
Accounts receivable	(3,080)	(668)
Inventory	2,306	(2,106)
Prepaid expenses and other assets	(393)	(267)
Accounts payable	(410)	(1,816)
Accrued expenses	(95)	(735)
Net cash used in operating activities	(5,028)	(11,520)
Cash flows from investing activities:
Trademark costs	(14)	-
Proceeds from sale of property and equipment	-	30
Purchase of property and equipment	(102)	(121)
Net cash used in investing activities	(116)	(91)
Cash flows from financing activities:
Borrowings on line of credit	21,780	31,228
Repayments of line of credit	(22,512)	(34,030)
Proceeds from note payable	770	-
Repayment of amounts due to/from officers	-	195
Principal repayments on capital lease obligation	(5)	(33)
Exercise of warrants	-	364
Proceeds from sale of common stock	5,310	14,867
Net cash provided by financing activities	5,343	12,591

Net increase in cash	199	980
Cash at beginning of period	913	624
Cash at end of period	$1,112	$1,604

Supplemental disclosures of cash flow information:
Cash paid for interest	$157	$222
Non Cash Investing and Financing Activities
Dividends on Series A Convertible Preferred Stock	$5	$5

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended June 30, 2020 and 2019 (unaudited; in thousands):

	Three Months Ended June 30,
	2020	2019
Net loss	$(1,750)	$(4,460)

Modified EBITDA adjustments:
Depreciation and amortization	37	34
Interest expense	303	294
Stock option and other noncash compensation	(36)	623
Change in fair value of warrant liability	13	60
Severance	-	6
Total EBITDA adjustments	$317	$1,017

Modified EBITDA	$(1,433)	$(3,443)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; making compensation decisions; and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.

Set forth below is a reconciliation of net loss to Modified EBITDA for the six months ended June 30, 2020 and 2019 (unaudited; in thousands):

	Six Months Ended June 30,
	2020	2019
Net loss	$(4,330)	$(7,724)

Modified EBITDA adjustments:
Depreciation and amortization	86	70
Interest expense	639	629
Stock option and other noncash compensation	744	1,229
Change in fair value of warrant liability	7	108
Severance	-	39
Total EBITDA adjustments	$1,476	$2,075

Modified EBITDA	$(2,854)	$(5,649)